UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 26, 2008

HECKMANN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75080 Frank Sinatra Drive, Palm Desert, CA 92211

(Address of Principal Executive Offices) (Zip Code)

(760) 341-3606

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As more fully described in its current report on Form 8-K filed on May 20, 2008 with the Securities and Exchange Commission (“SEC”), on May 19, 2008 Heckmann Corporation, a Delaware corporation (“Heckmann”), Heckmann Acquisition II Corp., a Delaware corporation and Heckmann’s wholly owned subsidiary (“Merger Sub”), and China Water and Drinks, Inc. (“Chins Water”), a Nevada corporation, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which China Water will be merged with and into Merger Sub.

Pursuant to agreements entered into with Heckmann and China Water when the merger agreement was executed, existing and former members of China Water’s management, and China Water’s existing noteholders and private placement investors irrevocably elected to receive Heckmann common stock in the merger in respect of approximately 70.1 million shares of China Water common stock (out of approximately 111.4 million shares of China Water common stock outstanding on an as converted basis), and to receive cash in the merger in respect of approximately 33.0 million shares of China Water common stock for aggregate cash proceeds of $165.0 million.

However, in light of the recent instability in the credit and capital markets, Heckman determined that it would be prudent to preserve more of its cash to fulfill its acquisition strategy and, conversely, to reduce its potential dependence on credit arrangements to finance planned growth. To facilitate implementation of this plan of action, Heckmann and existing and former members of China Water management as well as certain stockholders that are parties to the undertaking agreement entered into amendments to the majority stockholder written consent agreements, undertaking agreement and related documents. Pursuant to these agreements, (i) Mr. Xu, the President of China Water, agreed to reduce his cash consideration from the $5 per share payable in the merger, to $2.77, for 5.4 million of his shares of China Water common stock (ii) two other members of management of China Water agreed to sell an aggregate of 4.4 million shares of their China Water common stock to Heckmann prior to the merger at an average price of $1.35 per share, and (iii) a group of early investors in China Water, including Chen Xing Hua, China Water’s former chief executive officer, and the China Water stockholders that are party to the undertaking agreement, agreed to sell their current China Water stockholdings (23.2 million shares in the aggregate) to Heckmann immediately prior to the merger for an average of $1.04 per share.

As a result, Heckmann will reduce from $165 million to $45 million the cash required to purchase these 33.0 million shares, preserving $120 million in additional cash to fund future planned growth. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Instead, Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer to certain stockholders, immediately prior to the effective time of the merger, 7.6 million of his remaining 30.6 million shares of China Water common stock. The recipients of Mr. Xu’s shares of China Water common stock will receive Heckmann common stock in exchange for such shares at the exchange rate in the merger. No other stockholders of China Water are directly affected by these changes. All China Water stockholders who have not yet made elections relating to the merger will still have the choice of receiving either 0.8 shares of Heckmann common stock or $5.00 in cash for each share of China Water common stock they own.

Amendments to Majority Stockholder Consent Agreements

Concurrently with the execution of the Merger Agreement, Mr. Xu Hong Bin, China Water’s president, and Mr. Chen Xing Hua, China Water’s former chief executive officer, each executed and delivered a majority stockholder written consent agreement with Heckmann and China Water, pursuant to which each of them, among other things, elected to receive in the Merger cash at the $5.00 per share cash election price for, (i) in the case of Mr. Xu, 15%, or 5.4 million, of the 36.0 million outstanding shares of China Water common stock held by Mr. Xu, and (ii) in the case of Mr. Chen, all 12.2 million outstanding shares of China Water common stock held by Mr. Chen.

On September 26, 2008, in light of the recent instability in the credit and capital markets, Mr. Xu and Mr. Chen agreed to amend their majority stockholder written consent agreements to sell 5.4 million and 12.2 million shares, respectively, of China Water common stock to Heckmann immediately prior to the effective time of the merger and to reduce their cash consideration from the $5.00 per share payable in the merger, to $2.77 and $1.04, respectively.

Copies of the amendments to the majority stockholder written consent agreements of Messrs. Xu and Chen are attached hereto as Exhibits 10.1 and 10.2, respectively.

Amendment to Undertaking Agreement

Concurrently with the execution of the merger agreement, six holders of China Water’s common stock holding in the aggregate approximately 8.9 million shares of China Water common stock executed and delivered an undertaking agreement with Heckmann and China Water, pursuant to which such holders agreed to (i) elect to receive only cash at the $5.00 per share cash election price for each share of China Water common stock held by such holder, (ii) and provide a general release of claims against Heckmann, Merger Sub, and China Water.

On September 26, 2008, in light of the recent instability in the credit and capital markets, Heckmann and certain stockholders that are parties to the undertaking agreement executed an amendment to the undertaking agreement to provide for the sale of approximately 8.9 million shares of China Water common stock to Heckmann immediately prior to the effective time of the merger at a reduced per share price of $1.04 per share. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Instead, Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer to the parties to the underwriting agreement, in order to induce them to accept less than the $5 per share in cash that would have been payable to them in the merger, 7.6 million of his remaining 30.6 million shares of China Water common stock. Each of the recipients of Mr. Xu’s shares of China Water common stock will receive Heckmann common stock in exchange for such shares at the exchange rate in the merger.

A copy of the amendment to the undertaking agreement is attached hereto as Exhibit 10.3.

Amendment to Merger Agreement

On September 29, 2008, Heckmann, Merger Sub and China Water entered into Amendment No. 1 to the Merger Agreement (the “Merger Amendment”) to make conforming changes consistent with the amendments to the majority stockholder written consent and undertaking agreements as well as to reflect a waiver of certain rights that may inure to the benefit of Heckmann as a result of certain restatements to China Water’s financial statements. Specifically, the Merger Agreement was amended to permit Heckmann to make the acquisitions of China Water common stock contemplated by the amendments described above, and to add to the conditions to Heckmann’s obligations to consummate the merger and the related transactions the execution and delivery of such amendments. A copy of the Merger Amendment is attached hereto as Exhibit 2.01.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed Merger, Heckmann will prepare a definitive proxy statement for the stockholders of Heckmann, to be filed with the SEC on Form S-4. Stockholders of Heckmann are advised to read, when available, Heckmann’s definitive proxy statement in connection with Heckmann’s solicitation of proxies for the special meeting because these statements will contain important information regarding the proposed transaction. The definitive proxy statement will be mailed to Heckmann stockholders as of a record date to be established for voting on the Merger. Heckmann stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Heckmann Acquisition II Corp., 75080 Frank Sinatra Drive, Palm Desert, CA 92211. The definitive proxy statement, once available, can also be obtained, without charge, at the U.S. Securities and Exchange Commission’s internet site (http://www.sec.gov ).

Heckmann, Merger Sub and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Heckmann’s stockholders with respect to the Merger. Information about Heckmann’s directors and executive officers is available in its Form 10-K for the year ended December 31, 2007, filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement to be filed by Heckmann with the SEC when it becomes available.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Amendment No. 1 to Agreement and Plan of Merger dated dated September 29, 2008, by and among Heckmann Corporation, Heckmann Acquisition II Corp. and China Water and Drinks, Inc.

10.1	Amendment No. 2 to Majority Stockholder Consent Agreement dated September 26, 2008, by and between Heckmann Corporation and Xu Hong Bin.

10.2	Amendment No. 1 to Majority Stockholder Consent Agreement dated September 26, 2008, by and between Heckmann Corporation and Chen Xing Hua.

10.3	Amendment No. 1 to Undertaking Agreement dated September 26, 2008, by and among Heckmann Corporation, China Water and Drinks, Inc., and certain holders of China Water and Drinks Inc. common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2008

HECKMANN CORPORATION

By:	/s/ Richard J. Heckmann
Name:	Richard J. Heckmann
Title:	Chief Financial Officer